News Release FOR IMMEDIATE RELEASE Core & Main Elects Robert M. Buck to Board ST. LOUIS, Sept. 7, 2022—Core & Main, Inc. (NYSE: CNM), a leading specialized distributor of water, wastewater, storm drainage, fire protection products and related services, has elected Robert M. Buck to its board of directors. Buck is president, chief executive officer and a member of the board of directors of TopBuild, a leading installer and specialty distributor of insulation and building material products to the North American construction industry. “Robert has a strong track record of growing an industrial business both organically and through strategic acquisitions,” said Jim Berges, chairman of the board of directors of Core & Main, partner in private investment firm Clayton, Dubilier & Rice, and former vice chairman and president of Emerson Electric Co. “He also aligns with Core & Main’s belief that industry expertise is foundational to forging strong customer relationships and providing a competitive edge.” “Core & Main serves customers in municipal, residential and non-residential construction, so we see a great benefit in having Robert’s deep understanding of specialty distribution. TopBuild’s model is similar to ours, where we can capitalize on our national scale and size with a commitment to local market presence and expertise. With Robert’s added insight, we can further position our business for growth and success,” said Steve LeClair, chief executive officer of Core & Main. Buck was named TopBuild’s president and chief executive officer in 2021. He previously served as president and chief operating officer following the Florida-based company’s spin-off from Masco in 2015. At Masco, he served as group vice president where he was responsible for the Installation and Other Services Segment, which comprised both Masco Contractor Services and Service Partners, LLC. Buck began his career with Masco in 1997 at Liberty Hardware, where he held leadership roles in domestic and international operations. He became executive vice president in 2005 and helped lead the merger of another Masco company with Liberty Hardware before his promotion to the office of president in 2007. Buck earned an MBA from the University of North Carolina at Greensboro. “Joining Core & Main’s board of directors is an honor. I look forward to leveraging my extensive experience in distribution and M&A to further enhance the Company’s strategic vision and long-term growth opportunities,” said Buck. Buck becomes the seventh independent director on Core & Main’s 12-member board. In addition to Buck, independent directors include Bhavani Amirthalingam, James Castellano, Dennis Gipson, Orvin Kimbrough, Kathleen Mazzarella and Margaret Newman. About Core & Main Based in St. Louis, Core & Main is a leading specialized distributor of water, wastewater, storm drainage and fire protection products, and related services, to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets nationwide. With approximately 300 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 4,100 associates are committed to helping their communities thrive with safe and sustainable infrastructure. Visit coreandmain.com to learn more. Contacts Investor Relations: Robyn Bradbury, 314-995-9116 InvestorRelations@CoreandMain.com

Core & Main Elects New Board Member Media Relations: Jennifer Noonan, 314-750-9670 Jennifer.Noonan@CoreandMain.com